Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

KAR to Extend International Footprint with Acquisition of CarsOnTheWeb
Digital Wholesale Auction Platform to Anchor Company’s European
Operations and Expansion

CARMEL, Ind. - November 28, 2018 - KAR Auction Services, Inc. (NYSE: KAR), a global automotive remarketing and technology services company, announced it has reached a definitive agreement to acquire Belgium-based CarsOnTheWeb (COTW). The potential transaction is valued at approximately 91 million euros in cash and up to an additional 65 million euros over a specified period of time contingent on certain terms, conditions and COTW performance. The companies expect to close the transaction the first quarter of 2019 subject to certain required regulatory approvals.
COTW is an online auction company serving the wholesale vehicle sector in Continental Europe that seamlessly connects OEMs, fleet owners, wholesalers and dealers. When completed, the acquisition will advance KAR’s international strategy and extend its strong North American and UK-based portfolio of physical, online and digital auction marketplaces. KAR also intends to leverage COTW to deploy the company’s technology, data analytics and other ancillary service capabilities across Europe.
“CarsOnTheWeb is a leading cross-border automotive remarketing platform in Continental Europe, and their addition to our family of companies will instantly anchor KAR in the international marketplace,” said Jim Hallett, chairman and CEO of KAR. “CarsOnTheWeb’s proven, profitable operating model will bring innovative technology, experienced leadership and an active European customer base to our organization. Upon closing, these highly complementary assets and capabilities will help fuel KAR’s continued growth and allow us to deliver more globally integrated solutions to our customers.”
With sales operations in Belgium, France, Germany, Italy, the Netherlands and Spain, COTW provides sellers in these countries and buyers in over 50 countries with a wide range of vehicle auction, transportation and related support services. The company’s online and mobile tools are available in 19 languages and deliver real-time search, bid, payment and logistics scheduling functionality. COTW also provides comprehensive, VAT-compliant payment, document transfer and post-sale processes supporting the 97 percent of customer transactions that involve cross-border sales.

“Cross-border transactions are particularly complex for European remarketers,” said Benjamin Skuy, KAR’s executive vice president for international markets and strategic initiatives. “CarsOnTheWeb’s unique platform and logistics solutions directly address these challenges and have the power to deliver seamless, convenient and connected services on a global scale. By leveraging KAR’s broad portfolio of technology, strong industry relationships and existing ADESA UK operations, we can enhance these offerings and develop new opportunities to serve wholesale customers.”
After the transaction closes, KAR intends to retain COTW’s current operating locations, employees and key COTW leadership and management team members. This includes Johan Meyssen, CEO of COTW, who will report directly to Benjamin Skuy.
“KAR and their affiliated brands are some of the most recognized and respected names in our industry,” said Meyssen. “We look forward to obtaining the necessary regulatory approvals and leveraging the expertise and talents of both companies to drive growth and better serve our customers.”
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KAR Contacts
Media Inquiries:	Analyst Inquiries:
Gene Rodriguez Miller	Mike Eliason
(317) 343-5243	(317) 249-4559
gene.rodriguez@karauctionservices.com	mike.eliason@karauctionservices.com

About KAR Auction Services
KAR Auction Services (NYSE: KAR) provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR’s unique end-to-end platform supports whole car, salvage, financing, logistics and other ancillary and related services, including the sale of more than 5.5 million units valued at over $40 billion through our auctions. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in 120 countries. Headquartered in Carmel, Ind., KAR has approximately 17,500 employees across the United States, Canada, Mexico and the United Kingdom. For more information go to www.karauctionservices.com. For the latest KAR news follow us on Twitter @KARspeaks.